Exhibit (j)(2)
THE CUSHING ROYALTY & INCOME FUND
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT
     THIS FIRST AMENDMENT, dated as of the 21ST day of February, 2012, to the Custody Agreement dated as of September 20, 2011 (the “Agreement”), is entered into by and between THE CUSHING ROYALTY & INCOME FUND, a Delaware statutory trust, (the “Fund”) and U.S. BANK, N.A., a national banking association (the “Custodian”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement; and
WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
Section 15.4, Governing Law is hereby superseded and replaced with the following:
. 15.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE CUSHING ROYALTY & INCOME FUND	U.S. BANK, N.A.

By:____________________	By: ________________________
Name:____________________	Name: Michael R. McVoy
Title:____________________	Title: Vice President
Final